EXHIBIT 99.1

Gladstone Capital Announces Monthly Cash Distributions for January, February and March 2019 and Conference Call Dates

MCLEAN, Va., Jan. 08, 2019 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for January, February and March 2019 and also announced its plan to report earnings for the first fiscal quarter ended December 31, 2018.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of January, February and March 2019, payable per the table below. The Company has paid 183 consecutive monthly cash distributions on its common stock.

Record Date	Payment Date	Cash Distribution
January 18	January 31	$0.07
February 20	February 28	$0.07
March 20	March 29	$0.07
Total for the Quarter:		$0.21

Term Preferred Stock: $0.125 per share of the Company’s 6.00% Series 2024 Term Preferred Stock (“Term Preferred Stock”) for each of January, February and March 2019, payable per the table below. The Term Preferred Stock trades on the NASDAQ under the symbol “GLADN.”

Record Date	Payment Date	Cash Distribution
January 18	January 31	$0.125
February 20	February 28	$0.125
March 20	March 29	$0.125
Total for the Quarter:		$0.375

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the first fiscal quarter ended December 31, 2018, after the stock market closes on Wednesday, February 6, 2019. The Company will hold a conference call Thursday, February 7, 2019 at 8:30 a.m. EST to discuss its earnings results.  Please call (855) 465-0177 to enter the conference call.  An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through February 14, 2019.  To hear the replay, please dial (855) 859-2056 and use playback conference number 3098326.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website through April 7, 2019.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation

For further information: Gladstone Capital Corporation, 703-287-5893